EXHIBIT 21 — SUBSIDIARIES OF REGISTRANT

	Jurisdiction of	Name Under Which
Subsidiary	Incorporation	Business is Done

Horizon Bank, National Association	United States	Horizon Bank

Horizon Trust & Investment Management, National Association (a subsidiary of Horizon Bank)	United States	Horizon Trust & Investment Management

Horizon Insurance Services, Inc. (a subsidiary of Horizon Bank)	Indiana	Horizon Insurance Services

Horizon Investments, Inc. (a subsidiary of Horizon Bank)	Nevada	Horizon Investments, Inc.

Horizon Statutory Trust I	Connecticut

Horizon Bancorp Capital Trust II	Delaware

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